Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made by and between Richard E. Gathright (“REG”) and SMF Energy Corporation, a Delaware corporation (the “Company”).  REG and the Company are referred to collectively as the “Parties” and each individually as a “Party.”  The Effective Date of this Agreement is set forth in Section 1 hereof.

RECITALS

WHEREAS, REG has informed the Company’s Board of Directors that he wishes to retire from his positions as Chairman of the Board, Chief Executive Officer and President of the Company; and

WHEREAS, REG and the Company previously entered into an Employment Agreement, originally dated as of October 26, 2000, and most recently amended and restated effective September 27, 2010 (as amended, the “Employment Agreement”);

WHEREAS, the Company believes that, in light of REG’s many years of dedicated and exemplary service to the Company, it is reasonable and appropriate for REG to receive severance pay and benefits from the Company upon his retirement and retirement pay during the first year of his retirement;

WHEREAS, the Parties believe that, in light of the Parties’ longstanding acceptance of the terms of the Employment Agreement, it is reasonable and appropriate to conform the terms of this Agreement to the terms of the Employment Agreement to the extent practicable under the circumstances.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, REG and the Company hereby agree as follows.

AGREEMENT

1.           Effective Date.  This Agreement will become binding and effective upon its execution by both Parties (the “Effective Date”).

2.           Retirement Date.

a.                      REG has informed the Company that he wishes to retire from his positions as the Company’s Chief Executive Officer and President on November 18, 2011 (the “Transition Date”), but the Parties agree that the balance of his unused vacation time and sick leave will be applied, beginning on November 21, 2011, so that he remains employed by the Company until December 31, 2011 (the “Retirement Date”).  During the period of time between the Transition Date and the Retirement Date (the “Vacation Period”), REG will be on paid vacation and will continue to receive his current salary and benefits under the Employment Agreement.  During the Vacation Period, REG’s employment may not be terminated by the Company and his salary and benefits may not be reduced or withheld unless there has been a final determination, not subject to appeal, by a court with jurisdiction over the controversy and the parties or by an arbitration panel duly convened under Section 20.a of this Agreement, that REG has committed a material breach of Sections 3, 8, 9, 10 or 11 of this Agreement.   At the end of the Vacation Period, REG will no longer be employed by the Company but will begin to receive Retirement Pay under Section 4 below and the Severance Payment and Benefits under Section 5 below.  The Parties agree that REG will have no further accumulated vacation or sick leave at the Retirement Date and REG waives any claim to additional compensation therefor.  During the Vacation Period, REG’s sole duties and responsibilities are those specified in Section 3.b.  During the Vacation Period, REG may not be required by the Company to be present at the Company’s offices, travel on Company business or attend Company meetings.

b.                      REG has also elected to retire from his position as Chairman of the Company’s Board of Directors and as a director of the Company at the close of business on November 16, 2011.

c.                      REG will also retire from his positions as a director and officer of the Company’s subsidiaries on the Transition Date.

3.           Announcement and Transition.

a.                      REG’s retirement will be announced to the public on a schedule and in a manner agreed to by the Parties.

b.                      During the period of time between the announcement of REG’s retirement and the Retirement Date (the “Transition Period”), REG will actively assist the Company’s officers make the transition to new management.  During the Transition Period and thereafter, REG will affirmatively embrace the management change with the Company’s stockholders, officers, employees, vendors and suppliers as well as the Company’s principal lender and its independent accountants, and will encourage the Company's remaining executive management to support new management and to remain with the Company.    During the Transition Period, REG’s employment may not be terminated by the Company and his salary and benefits may not be reduced or withheld unless there has been a final determination, not subject to appeal, by a court with jurisdiction over the controversy and the parties or by an arbitration panel duly convened under Section 20.a of this Agreement, that REG has committed a material breach of Sections 3, 8, 9, 10 or 11 of this Agreement.

4.           Retirement Pay and Benefits.

a.                      Beginning on January 1, 2012, the Company shall provide retirement pay and benefits to REG for a period of twelve (12) months (the “Retirement Period”).  During the Retirement Period, REG shall receive cash payments and benefits (the “Retirement Pay”) equal to his annual salary and benefits, payable on the Company’s regular payroll dates, namely, (i) his current salary of $384,190, (ii) an auto allowance of $1,000 per month, (iii) a membership in the Hillsboro Club in Hillsboro Beach, Florida, (iv) the same employer contribution to health insurance premiums made for other employees, and (v) the other benefits described in Section 3.2 of the Employment Agreement, subject to the limitations on eligibility for non-employees referenced in Section 3.2 of the Employment Agreement ((ii), (iii), (iv) and(v) of this Section 4.a are collectively referred to as the “Benefits”).

b.                      If the Company elects, in its discretion, not to treat REG as an employee (for tax purposes only) during the Retirement Period, then income tax, FICA, and other payroll taxes will not be withheld from the Retirement Pay or paid by the Company.  Accordingly, if and to the extent that any such withholdings are not made by the Company, REG will be solely responsible for payment of all estimated federal, state and local income taxes, self-employment taxes, social security taxes and any other taxes, fees and withholdings that may accrue under law by reason of the Retirement Pay, expense reimbursement and any other compensation paid to REG hereunder.  In such an event, the Company will increase the Retirement Pay in an amount necessary to reflect the additional FICA and Medicaid that is paid by REG as a self employed person rather than an employee.

c.                      If REG elects, in his sole discretion, to utilize COBRA benefits through the Company during any portion of the Retirement Period, then the Company shall increase its employer contribution to health insurance premiums during such portion of the Retirement Period to cover the servicing or processing fee charged by the Company’s third party COBRA administrator to provide REG with COBRA coverage (estimated at 2% of the monthly premium).

d.                      The Company shall have no right to withhold or seek any recovery of the Retirement Pay unless there has been a final determination, not subject to appeal, by a court with jurisdiction over the controversy and the parties or by an arbitration panel duly convened under Section 20.a of this Agreement, that REG has committed a material breach of Sections 3, 8, 9, 10 or 11 of this Agreement.

5.           Severance Payment.

a.                      In addition to and not as a substitute for the Retirement Pay, on or before January 15, 2012, the Company shall provide cash severance (the “Severance Payment”) to REG equal to the present value of REG’s current six (6) months’ salary of $192,095 were it to be paid for the period beginning January 1, 2013, and ending on June 30, 2013 (the “Severance Period”).  Such payment shall be made in a single lump sum payment unless the Company determines, in its discretion, that such lump sum payment would materially and adversely affect the Company’s financial condition or its compliance with its loan agreement with its principal lender.  The present value of the Severance Payment shall be determined in the manner prescribed in the Employment Agreement.  If the Company determines not to make the Severance Payment in a lump sum on or before January 15, 2012, for one of the reasons noted above, the Severance Payment shall be paid ratably over the Severance Period without any discount for present value, as it would have been paid under the Employment Agreement.

b.                      Upon REG’s election, such election being delivered in writing to the Company on or prior to January 10, 2012, the Company shall also pay the dollar value of the Benefits for the Severance Period (the “Severance Benefits Payment”) in a lump sum at the same time and in the same manner as the Severance Payment.  If REG does not elect to have the Severance Benefits Payment paid concurrently with the Severance Payment, then the Severance Benefits Payment will be paid ratably over the Severance Period.

c.                      Reporting of and withholding for tax purposes in respect of any consideration, including but not limited to Retirement Pay, the Severance Payment and Benefits, provided under this Agreement will be at the discretion of the Company so long as it is in conformity with applicable tax laws.  If a claim is made against the Company for any additional tax or withholding in connection with or arising out of a payment pursuant to this Agreement, REG shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims.  In addition, the provisions of Section 5.3 of the Employment Agreement shall apply to all such consideration, and the terms of Section 5.3 are hereby incorporated by reference into this Agreement.

d.                      The Company shall have no right to withhold or seek any recovery of the Severance Payment or the Severance Benefits payment unless there has been a final determination, not subject to appeal, by a court with jurisdiction over the controversy and the parties or by an arbitration panel duly convened under Section 20.a of this Agreement that REG has committed a material breach of Sections 3, 8, 9, 10 or 11 of this Agreement.

6.           Restricted Stock, Options & Bonus Pool.

a.                      REG’s options to purchase 22,224 shares of the Company’s common stock (the “Stock Options”) granted pursuant to the Company’s 2000 Employee Stock Option Plan shall remain fully exercisable until June 30, 2013.

b.                      REG’s currently unvested award of 62,000 shares of restricted stock of Company, par value $0.01 per share (the “Restricted Stock”), granted pursuant to the Company’s 2009 Equity Incentive Plan, will continue to vest during the Transition Period and the Retirement Period but, instead of the current vesting schedule, the Restricted Stock will vest in two equal installments of 31,000 shares each, on July 31, 2012, and January 31, 2013, unless there has been a final determination, not subject to appeal, by a court with jurisdiction over the controversy and the parties or by an arbitration panel duly convened under Section 20.a of this Agreement that REG has committed a material breach of Sections 3, 8, 9, 10 or 11 of this Agreement.  Notwithstanding any prior agreements of the Parties to the contrary, (i) the Company is not obligated to make any cash payments to REG in connection with the vesting of shares of Restricted Stock and (ii) REG will not receive any portion of the Bonus Pool provided for in Section 2.2 of his Employment Agreement with respect to the Company’s fiscal year ending June 30, 2012, nor is the Company obligated to establish a Bonus Pool for fiscal 2012 for the benefit of any other employees.   The Company shall take all necessary steps to cause the removal of the restrictive legend from the Restricted Stock as soon as it vests and to permit its sale in the open market.  The Company shall also cause the restrictive legend to be immediately removed from the 63,000 shares of restricted stock owned by REG that have already vested and to permit its sale.

7.           Personal Items.

a.                       The Company hereby transfers to REG ownership of the laptop computer used by REG while working for the Company, provided, however, that a copy of the contents of such computer, other than personal files with no relationship to the Company’s business, shall be retained by the Company.  In addition, if after the Company’s review of its copy of such contents, to be conducted no later than seventy-five (75) days following the Retirement Date, the Company may require REG to submit the computer to the Company for the permanent deletion of information that the Company determines, in its discretion, is highly sensitive and proprietary information that should not be retained by REG.  REG agrees to delete any such information upon written request received from the Company within ninety (90) days following the Retirement Date.  Correspondingly, the Company agrees to purge any copies of REG’s personal information with no relationship to the Company’s business that reside on the Company’s servers within the same ninety (90) day period.  The Company will not withdraw or terminate REG’s right to access the Company’s servers to retrieve any personal information on those servers, including but not limited to lists of contacts, addresses and phone numbers, before the Retirement Date, and to provide reasonable assistance in obtaining such access.

b.                      The Company hereby transfers to REG ownership of (i) the weather related photo/picture above the couch in his office and (ii) the small display/curio cabinet next to the couch in his office.

c.                      On or before the Retirement Date, the Company shall deliver to REG a letter of commendation, appreciation and recommendation from the Company’s Board of Directors concerning REG’s performance as the Company’s President, Chief Executive Officer and Chairman of the Board of Directors.  The letter shall contain substantially similar information as the press release announcing REG’s retirement, the contents of which will be agreed to by REG and the Company.

d.                      COBRA benefits will be offered to REG as required by law. If REG elects to continue health care continuation coverage through the Company under COBRA after the Retirement Date, the Company will pay the regular employer share of such coverage during the Retirement Period plus the COBRA servicing or processing fee charged by the Company’s health insurer, provided, however, that the Company retains the right to make any generally-applicable changes its health insurance plans as it deems appropriate.  If REG elects to obtain health insurance elsewhere during the Retirement Period, then the Company will pay to REG each month (or in a lump sum, if the election for a lump sum in Section 5.b hereof has been made) an amount equal to what would have been the employer share of the health care premium for REG, without the third party COBRA administrator fee, as part of the Retirement Benefits Payment.

8.           Non-Disclosure.

a.                      REG agrees that he shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company.  Any Confidential Information or data known to REG or hereafter acquired by REG with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers and marketing and promotion of the Company’s services) shall be deemed a valuable, special and unique asset of the Company that is received by REG in confidence and as a fiduciary, and REG shall remain a fiduciary to the Company with respect to all of such information.  For purposes of this Agreement, “Confidential Information” means information disclosed to REG or known by REG as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by REG), and not generally known or available, about the Company or its business.  Notwithstanding the foregoing, nothing herein shall be deemed to restrict REG from disclosing Confidential Information to the extent required by law.

b.                      Except as otherwise set forth in Section 7.a, REG agrees to (i) return to the Company upon request, all documents, equipment, notes, records, computer disks and tapes and other tangible items in his possession or under his control which belong to the Company or any of its affiliates or which contain or refer to any Confidential Information relating to the Company or any of its affiliates and (ii) if so requested by the Company, delete all Confidential Information relating to the Company or any of its affiliates from any computer disks, tapes or other re-usable material in his possession or under his control which contain or refer to any Confidential Information relating to the Company or any of its affiliates.

9.           Non-Competition.  During the Transition Period and the Retirement Period, unless otherwise waived in writing by the Company (such waiver to be in the Company’s sole and absolute discretion), REG shall not, directly or indirectly, engage in, operate, manage, have any investment or interest or otherwise participate in any manner (whether as employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any sole proprietorship, partnership, corporation or business or any other person or entity (each, a “Competitor”) that engages, directly, or indirectly in a Competing Business; provided, that (A) REG may continue to hold securities of the Company and/or acquire, solely as an investment, shares of capital stock or other equity securities of any Competitor which are publicly traded, so long as REG does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of equity securities of such Competitor; and (B) REG may be employed by or consult with a Competitor whose primary business is not a Competing Business, so long as REG does not have direct and day-to-day supervisory responsibilities with respect to its Competing Business.  For purposes of this Agreement, the term “Competing Business” means mobile fleet fueling.

10.           Non-Solicitation.  During the Transition Period and the Retirement Period, REG shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any current or former employee of the Company, provided, however, that this non-solicitation covenant shall not apply to:

a.           Louise Lungaro Gathright;

b.           David S. Clodfelter;

c.           Any former employee of the Company whose employment is involuntarily terminated by the Company (including for this purpose resignations requested by the Company) after the Transition Date so long as such solicitation would not induce such employee to violate any non-compete or other post-termination covenants with the Company; or

d.           Any other current or former employee as to which REG requests, and the Company grants, prior written permission to solicit for specific work or a specific position.

11.           Non-Disparagement.

a.                      During the Transition Period and the Retirement Period, REG will not, directly or indirectly, make any disparaging statement or other public negative remarks, written or oral, about the Company or any of its directors, officers, employees, agents, affiliates, or representatives (collectively, the “Company Representatives”).  This Section 11.a shall not, however, prohibit REG from (i) testifying truthfully as a witness in any court proceeding or governmental investigation, (ii) enforcing or defending any agreement to which REG is a party or (iii) making any factual statement in private discussions with the Company’s directors, senior officers, independent public accountants, or principal lender in response to questions or comments from such persons.

b.                      During the Transition Period and the Retirement Period, the Company will not, and will cause the Company Representatives not to, directly or indirectly, make any disparaging statement or other public negative remarks, written or oral, about REG.  This Section 11.b shall not, however, prohibit any Company Representative from (i) testifying truthfully as a witness in any court proceeding or governmental investigation, (ii) enforcing or defending any agreement to which the Company is a party or (iii) making any factual statement in private discussions with the Company’s directors, senior officers, independent public accountants, or principal lender in response to questions or comments from such persons.

12.           Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by either Party of any of the covenants contained in Sections 3, 8, 9, 10 or 11 of this Agreement will cause irreparable harm and damage to the Parties, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Parties recognizes and hereby acknowledge that the non-breaching Party shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 3, 8, 9, 10 or 11 of this Agreement by either Party or any of their respective affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the non-breaching Party may possess.

13.           No Admission of Liability.  The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

14.           Warranties.

a.	REG represents and warrants as follows:

i.	He has read this Agreement, and he agrees to the conditions and obligations set forth in it.

ii.
He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, its officers, directors, employees, attorneys and agents.

iii.
He has not previously disclosed any information which would be a violation of the confidentiality provisions set forth in Section 8 if such disclosure were to be made after the execution of this Agreement.

iv.	He has full and complete legal capacity to enter into this Agreement.

v.
He acknowledges and agrees that the Company’s obligations in this Agreement, including but not limited to its obligation to pay the Severance Payments and other consideration to him, are good and sufficient consideration for this Agreement.

vi.
He acknowledges and agrees that the consideration payable under this Agreement represents full and final payment of all wages, compensation, bonuses, stock, stock options or other benefits from the Company which are or could be due to him under the terms of his employment with the Company, the Employment Agreement or otherwise.

b.           The Company represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of Delaware, (ii) it is duly qualified and has all requisite power and authority to carry on its business as it is now being conducted, (iii) the execution, delivery and performance of this Agreement has been duly authorized by the Company, (iv) the Company’s entry into this Agreement has been authorized and approved by the Company’s Board of Directors; and (iv) the Company has all necessary power and authority to enter into and perform this Agreement in accordance with its terms.

15.           Entire Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement, including the Exhibits hereto, and this Agreement and Exhibits contain the entire agreement, and supersede any other agreement or understanding, between the Parties relating to the matters set forth herein.  The Parties acknowledge, however, that some of the terms of this Agreement incorporate by reference or are intended to be similar to the terms of the Employment Agreement, including but not limited to Sections 5.3, 8, 9 and 20 hereof, and that such terms should be construed accordingly.

16.           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to the Company:	200 West Cypress Creek Road, Suite 400
Ft. Lauderdale, Florida 33309
Attention: Board of Directors
Facsimile: (954) 308-4210

If to REG:	700 NE 28th Avenue
Pompano Beach, FL 33062
Facsimile: (954) 786-9701

17.           Successors and Assigns.

a.                      This Agreement is personal to REG and shall not be assignable by REG otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by REG’s legal representatives.  In particular, if REG dies after the Effective Date but before the end of the Retirement Period, the Company shall pay to the estate of Employee any amounts payable to REG under this Agreement that have not yet been paid at the times and in the amounts provided herein.  Upon making such payments, the Company shall have no further liability hereunder; provided, that Employee’s spouse, beneficiaries or estate, as the case may be, shall be entitled to (i) exercise the Stock Options and (ii) receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to REG in accordance with Section 3.2 of the Employment Agreement.  The Parties agree that the Company may, if it so elects, fund these obligations to REG by obtaining new key man life insurance on REG or maintaining existing key man life insurance on REG for such purpose.

b.                      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

c.                      The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, the “Company” shall also be deemed to refer to any such successor.

18.           Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.           Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.           Resolution of Disputes; Damages.

a.           With the exception of proceedings for equitable relief brought pursuant to Section 12 of this Agreement for violations of Sections 3, 8, 9, 10 or 11, any disputes arising under or in connection with this Agreement, including, without limitation, any assertion by any Party hereto that the other Party has breached any provision of this Agreement, shall be resolved by arbitration, to be held in Ft. Lauderdale, Florida, in accordance with the then current rules and procedures of the American Arbitration Association.  All costs, fees and expenses, excluding attorney fees incurred by REG, of any arbitration in connection with this Agreement, which arbitration results in any final decision of the arbitrator(s) requiring the Company to make a payment to REG, shall be borne by, and be the obligation of, the Company.  Conversely, should the arbitration result in a final decision of the arbitrator(s) in favor of the Company and not require the Company to make a payment to REG, then REG, in addition to all other costs, fees and expenses, including attorney fees incurred by him in connection with such arbitration proceedings, shall also be required to reimburse the Company for all costs, fees and expenses, excluding attorney fees incurred by the Company in such proceedings.  The obligations of the Company and REG under this Section 20.a shall survive the termination for any reason of this Agreement.

b.          Nothing contained herein shall be construed to prevent the Company or REG from seeking and recovering from the other Party damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

21.           No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the Parties hereto and, in the case of REG, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

22.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

23.           Counterparts.  This Agreement may be executed in one or more counterparts and by the separate Parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Retirement Agreement on the dates set forth below.

/s/ Richard E. Gathright		11/16/11
Richard E. Gathright		Date of Signature

SMF ENERGY CORPORATION

/s/ Michael S. Shore		11/16/11
By:	Michael S. Shore, Senior Vice President	Date of Signature
& Chief Financial Officer

SMF ENERGY CORPORATION

/s/ Larry S. Mulkey		11/16/11
By:	Larry S. Mulkey, for and on behalf	Date of Signature
of the Board of Directors

Signature Page